EATON VANCE SERIES TRUST II

	ADMINISTRATIVE SERVICES AGREEMENT

	AGREEMENT made this 23rd day of April, 2012, between Eaton Vance Series Trust II, a Massachusetts business trust (the "Trust") on behalf of each of its series listed on Schedule A (the "Funds") and Eaton
Vance Management, a Massachusetts business trust, (the "Administrator").

	IN CONSIDERATION of the mutual promises
and undertakings herein contained, the parties hereto agree with respect to each Fund:

	1.	Duties of the Administrator.  The Trust
hereby employs the Administrator to act as administrator of the Fund and to administer its affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

	The Administrator hereby accepts such
employment, and undertakes to afford to the Trust the advice and assistance of the Administrator's organization in the administration of the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for administering the affairs of the Fund and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Administrator's organization and all personnel of the Administrator performing services relating to administrative activities.
The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

	Notwithstanding the foregoing, the
Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Fund's assets or the rendering of investment advice and supervision with respect thereto or the distribution of shares of the Fund, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Trust or the Fund. It is intended that the assets of the Fund will be invested in an interest in a registered open-end investment company having substantially the same investment objective, policies and restrictions as the Fund (the "Portfolio"). Boston Management and
Research ("BMR"), an affiliate of the Administrator, currently acts as investment adviser to the Portfolio under an Investment Advisory Agreement between the Portfolio and BMR.

	2.	Allocation of Charges and Expenses.
The Administrator shall pay the entire salaries and fees of all of the Trust's Trustees and officers who devote part or all of their time to the affairs of the Administrator, and the salaries and fees of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 2. Except as provided in the foregoing sentence, the Administrator shall not pay any expenses relating to the Trust or the Fund including, without implied limitation, (i) expenses of maintaining the Fund and continuing its existence,
(ii) registration of the Trust under the Investment
Company Act of 1940, (iii) commissions, fees and other expenses connected with the acquisition, disposition and valuation of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, repurchase and redemption of shares, (viii) expenses of registering and qualifying the Trust, the Fund and its shares under federal and state securities laws and of preparing and printing prospectuses for such purposes and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Fund and of the Fund's principal underwriter, if any, as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books and accounts and determination of net asset values), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund, (xv) expenses for servicing shareholder accounts, (xvi) any direct charges to shareholders approved by the Trustees of the Trust, (xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser's organization, and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees and officers with respect thereto.

	3.	Compensation of Administrator.  The
Board of Trustees of the Trust have currently determined that, based on the current level of compensation payable to BMR by the Portfolio under the Portfolio's present Investment Advisory
Agreement with BMR, the Administrator shall receive no compensation from the Trust or the Fund in respect of the services to be rendered and the facilities to be provided by the Administrator under this Agreement.
If the Trustees determine that the Trust or Fund, should compensate the Administrator for such services and facilities, such compensation shall be set forth in a new agreement or in an amendment to this Agreement to be entered into by the parties hereto.

	4.	Other Interests.  It is understood that
Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in the Administrator as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Administrator are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Administrator may be or become interested (as directors, trustees, officers, employees, stockholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Administrator may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words "Eaton Vance" or "Eaton & Howard" or "Vance
Sanders" or any combination thereof as part of their name, and that the Administrator or its subsidiaries or affiliates may enter into advisory or management or administration agreements or other contracts or relationships with such other companies or entities.

	5.	Limitation of Liability of the
Administrator. The services of the Administrator to the Trust and the Fund are not to be deemed to be exclusive, the Administrator being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

	6.	Sub-Administrators.  The Administrator
may employ one or more sub-administrators from time to time to perform such of the acts and services of the Administrator and upon such terms and conditions as may be agreed upon between the Administrator and such sub-administrators and approved by the Trustees of the Trust.

	7.	Duration and Termination of this
Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such date is specifically approved at least annually (i) by the Board of Trustees of the Trust and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Administrator or the Trust.

	Either party hereto may, at any time on sixty
(60) days' prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or the trustee of the Administrator, as the case may be, and the Trust may, at any time upon such written notice to the Administrator, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

	8.	Amendments of the Agreement.  This
Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Administrator or the Trust, and (ii) by vote of the Board of Trustees of the Trust. Additional series of the Trust, however, will become a Fund hereunder upon approval by the Trustees of the Trust and amendment of Schedule A.

	9.	Limitation of Liability.  The Fund shall
not be responsible for the obligations of any other series of the Trust. The Administrator expressly acknowledges the provision in the Declaration of Trust of the Trust limiting the personal liability of shareholders of the Fund and of the officers and Trustees of the Trust, and the Administrator hereby agrees that it shall have recourse to the Trust or the Fund for payment of claims or obligations as between the Trust or the Fund and the Administrator arising out of this Agreement and shall not seek satisfaction from the shareholders or any shareholder of the Fund or from the officers or Trustees of the Trust.

	10.	Use of the Name "Eaton Vance."  The
Administrator hereby consents to the use by the Fund of the name "Eaton Vance" as part of the Fund's name;
provided, however, that such consent shall be conditioned upon the employment of the Administrator or one of its affiliates as the administrator of the Fund. The name "Eaton Vance" or any variation thereof may be used from time to time in other connections and for other purposes by the Administrator and its affiliates and other investment companies that have obtained consent to the use of the name "Eaton Vance." The Administrator shall have the right to require the Fund to cease using the name
"Eaton Vance" as part of the Fund's name if the Fund ceases, for any reason, to employ the Administrator or one of its affiliates as the Fund's administrator. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Administrator shall be the property of the Administrator and shall be subject to the same terms and conditions.

	11.	Certain Definitions.  The terms
"assignment" and "interested persons" when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.
The term "vote of a majority of the outstanding voting securities" shall mean the vote of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.


	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

EATON VANCE SERIES TRUST II		EATON VANCE
MANAGEMENT



By:  /s/ Michael W. Weilheimer			By:  /s/
Maureen A. Gemma
      President					      Vice
President and not individually






	SCHEDULE A

	Eaton Vance Series Trust II


	ADMINISTRATIVE SERVICES AGREEMENT

	Dated April 23, 2012

Name of Fund	Effective Date

Eaton Vance Income Fund of Boston
April 23, 2012